Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (the "Agreement") is made as of the 20th day of January, 2005 by and among Corporate Road Show.Com Inc., a New York corporation (the "Company"), CRS Merger Sub, Inc., a Delaware corporation ("Merger Sub"), CRS Delaware, Inc., a Delaware corporation ("CRS Delaware"), and Rexahn, Corp, a Maryland corporation ("Rexahn").

         WHEREAS, Rexahn is authorized to issue 20,000,000 shares of its common stock, par value $.01 per share ("Rexahn Common Stock"), of which 7,628,166 shares ("Issued Rexahn Shares") are issued and outstanding as of the date hereof and 10,000,000 shares of its preferred stock, par value $.01 per share ("Rexahn Preferred Stock"), of which no shares are issued and outstanding as of the date hereof; and

         WHEREAS, the Company is authorized to issue 500,000,000 shares of common stock, par value $.0001 per share (the "Company Common Stock"), of which 289,780,000 shares are issued and outstanding as of the date hereof; and

         WHEREAS, Merger Sub is a wholly owned subsidiary of the Company and is authorized to issue 1,000 shares of common stock, par value $.01 per share (the "Merger Sub Shares"), all of which are issued and outstanding and owned by the Company as of the date hereof; and

         WHEREAS, CRS Delaware is a wholly owned subsidiary of the Company and is authorized to issue 1,000 shares of common stock, par value $.01 per share, all of which are issued and outstanding and owned by the Company as of the date hereof; and

         WHEREAS, immediately prior to the consummation of the Reincorporation (as defined below), the certificate of incorporation of CRS Delaware will be amended and restated to provide that CRS Delaware is authorized to issue 500,000,000 shares of common stock, par value $.0001 per share (the "Rexahn Pharmaceuticals Common Stock"), and 100,000,000 shares of preferred stock, par value $.0001 per share; and

         WHEREAS, immediately prior to the Merger, the Company will reincorporate and change its state of incorporation from the State of New York to the State of Delaware by means of a merger of the Company with and into CRS Delaware (the "Reincorporation"), whereby each Company Common Stock will be converted into the right to receive one share (after giving effect to the Reverse Stock Split (as defined below)) or in lieu of the Reverse Stock Split, one-one hundredth (1/100) of a share, of Rexahn Pharmaceuticals Common Stock, with CRS Delaware surviving as a Delaware corporation under the name "Rexahn Pharmaceuticals, Inc." ("Rexahn Pharmaceuticals"); and

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         WHEREAS, the respective Boards of Directors of the Company, Merger Sub,
CRS Delaware and Rexahn (the "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations, and their respective stockholders, that Merger Sub be merged with and into Rexahn under the terms and conditions hereinafter set forth (the "Merger") and the Merger be effected pursuant to the Maryland General Corporation Law (the "MGCL") and the Delaware General Corporation Law (the "DGCL"); and

         WHEREAS, it is intended that the Merger and the Reincorporation each be treated as a tax free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         NOW, THEREFORE, in consideration of the premises, covenants and conditions hereof, the parties hereto do mutually agree as follows:

                                   ARTICLE I

                                   The Merger

              SECTION 1.1 The Merger. On the basis of the representations, warranties, covenants and agreements set forth in this Agreement and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Effective Time (as defined below) and in accordance with the applicable provisions of the MGCL and the DGCL:

              (a) Merger Sub shall be merged with and into Rexahn and the separate corporate existence of Merger Sub shall thereupon cease. Rexahn, as the surviving corporation in the Merger and a wholly-owned subsidiary of the Company, shall continue its existence under the name "Rexahn, Corp" and shall continue to be governed by the MGCL. The Merger shall have the effects set forth in Section 3-114 of the MGCL and Section 259 of the DGCL.

              (b) The Articles of Incorporation and By-laws of Rexahn, as in effect immediately prior to the Effective Time, shall thereafter be the articles of incorporation and by-laws of the surviving corporation in the Merger until duly amended or repealed.

              (c) The members of the Board of Directors of Rexahn immediately prior to the Effective Time shall thereafter be the members of the Board of Directors of the surviving corporation in the Merger until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in the manner

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provided in the articles of incorporation and by-laws of the surviving corporation in the Merger, or as otherwise provided by law.

              (d) The officers of Rexahn immediately prior to the Effective Time shall be the initial officers of the surviving corporation in the Merger until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified.

              SECTION 1.2 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York, commencing at 10:00 a.m. Eastern time on the next business day after all the conditions set forth in this Agreement have been satisfied or waived, or such later date as agreed upon by the parties hereto (the "Closing Date").

              SECTION 1.3 Filing of Articles of Merger. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Merger Sub and Rexahn shall cause Articles of Merger substantially in the form of Exhibit A attached hereto (the "Articles of Merger") and the Certificate of Merger substantially in the form of Exhibit B attached hereto (the "Certificate of Merger") or other appropriate documents, duly executed in accordance with the relevant provisions of the MGCL and the DGCL, to be filed and recorded as required by the MGCL and the DGCL and will take any other further actions in connection therewith as may be required by the MGCL and the DGCL to make the Merger effective. The Merger shall become effective at the later of the time the Articles of Merger are duly filed with the State Department of Assessments and Taxation of the State of Maryland and the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at the effective time set forth in the Articles of Merger and the Certificate of Merger (the "Effective Time").

              SECTION 1.4  Certain Effects of the Merger.

              (a) At the Effective Time, Merger Sub shall be merged with and into Rexahn and the separate existence of Merger Sub shall cease. Rexahn, as the surviving corporation in the Merger, shall thereupon and thereafter possess all the rights, privileges, powers and franchises, of a public or of a private nature, and be subject to all restrictions, liabilities and duties of each of Rexahn and Merger Sub and shall continue its existence as a Maryland corporation.

              (b) The parties to this Agreement intend that the Merger and the Reincorporation shall each constitute a tax free "reorganization" within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code. Each party to this

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Agreement hereby agrees to file all tax returns, reports, or other documents, and to act in all other respects, in a manner consistent therewith.

              SECTION 1.5  Effect of Merger on Capital Stock.

              (a) Cancellation of Rexahn Treasury Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of capital stock of Rexahn or of Merger Sub, each share of Rexahn Common Stock issued and held in the treasury of Rexahn immediately prior to the Effective Time shall cease to be outstanding, shall be canceled and retired without any conversion thereof and without payment of any consideration therefor and shall cease to exist.

              (b) Conversion of Rexahn Common Stock.

                   (i) At the Effective Time, by virtue of the Merger and without any action on the part of the holders of capital stock of Rexahn or of Merger Sub, each share of Rexahn Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined below) and shares of Rexahn Common Stock being canceled pursuant to Section 1.5(a)), shall be converted into the right to receive, upon surrender of the certificate which immediately prior to the Effective Time represented such share in accordance with
         Section 1.7, five (the "Merger Ratio") shares of Rexahn Pharmaceuticals Common Stock.

                   (ii) Each share of Rexahn Common Stock so converted at the Effective Time shall be canceled and retired and shall cease to exist, and each certificate which theretofore represented shares so converted and canceled shall thereafter cease to have any rights with respect to such shares except the right to receive the Rexahn Pharmaceuticals Common Stock.

              (c) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Rexahn Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder (a "Dissenting Stockholder") who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares of Common Stock in accordance with the MGCL ("Dissenting Shares") shall not be converted into a right to receive the Rexahn Pharmaceuticals Common Stock in accordance with this
Section 1.5 at the Effective Time, but shall represent and become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Maryland, unless and until such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal and payment under the MGCL. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, all

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Dissenting Shares shall be cancelled and shall cease to exist. If, after the
Effective Time, such Dissenting Stockholder fails to perfect or withdraws or otherwise loses such holder's right to appraisal, such former Dissenting Shares held by such holder shall be treated as if they had been converted as of the Effective Time into a right to receive, upon surrender as provided above, Rexahn Pharmaceuticals Common Stock in accordance with this Section 1.5 without any interest thereon. Rexahn Pharmaceuticals shall be responsible for delivering the shares of Rexahn Pharmaceuticals Common Stock in accordance with this Section
1.5 to such holder. Rexahn shall give Rexahn Pharmaceuticals prompt notice of any demands received by the Company for appraisal of shares of Rexahn Common Stock, any withdrawals of any such demands and any other instruments served pursuant to the MGCL and received by Rexahn.

              (d) Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Merger Sub Share issued and outstanding immediately prior to the Effective Time shall be converted into and become an issued and outstanding share of common stock of the surviving corporation in the Merger.

              (e) Securities Act Exemption. The Rexahn Pharmaceuticals Common Stock to be issued in the Merger is intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) of the Securities Act and/or Regulation S thereunder and from applicable state securities laws. The Company will use reasonable efforts to facilitate each Rexahn stockholder taking all reasonable actions and executing all necessary documents to qualify the issuance of Rexahn Pharmaceuticals Common Stock for such exemptions.

              SECTION 1.6  Rexahn Options.

              (a) At the Effective Time, each option to purchase Rexahn Common Stock (a "Rexahn Option") that is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire shares of Rexahn Common Stock and shall be converted into an option to purchase shares of Rexahn Pharmaceuticals Common Stock (a "Rexahn Pharmaceuticals Option") for a number of shares of Rexahn Pharmaceuticals Common Stock and at an exercise price determined as provided below (and otherwise subject to the terms of the Rexahn, Corp Stock Option Plan pursuant to which such Rexahn Option has been issued and the agreements evidencing grants thereunder):

                   (i) The number of shares of Rexahn Pharmaceuticals Common Stock subject to the Rexahn Pharmaceuticals Option shall be equal to the product of the number of shares of Rexahn Common Stock subject to the Rexahn Option immediately prior to the Effective Time, multiplied by the Merger Ratio, and, if

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         any resultant fractional share of Rexahn Pharmaceuticals Common Stock exists, rounded down to the nearest whole share, without any payment for such fractional share; and

                   (ii) The exercise price per share of Rexahn Pharmaceuticals Common Stock of the Rexahn Pharmaceuticals Option shall be equal to the quotient of the exercise price per share of Rexahn Common Stock under the Rexahn Option immediately prior to the Effective Time, divided by the Merger Ratio, rounded up to the nearest hundredth of a cent; provided, however, that in no event will the exercise price per share of any Rexahn Pharmaceuticals Option be less than $.0001.

              (b) The duration and other terms and conditions of the Rexahn Pharmaceuticals Option, including vesting and exercisability, shall be the same as the original Rexahn Option except that all references to Rexahn and Rexahn Common Stock shall be deemed to be references to the Company and Rexahn Pharmaceuticals Common Stock, respectively.

              SECTION 1.7 Delivery of New Certificates. Promptly after the Effective Time, Rexahn Pharmaceuticals shall mail to each record holder of certificates formerly representing all of such holder's shares of Rexahn Common Stock (the "Old Certificates"), at the address set forth on books of Rexahn, (i) a notice of the effectiveness of the Merger and (ii) a Letter of Transmittal. Upon surrender to Rexahn Pharmaceuticals of an Old Certificate, together with a Letter of Transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Old Certificate (other than Old Certificates representing Dissenting Shares or shares of Rexahn Common Stock to be canceled pursuant to Section 1.5(a)) shall be entitled to receive in exchange therefor, certificates representing the shares of Rexahn Pharmaceuticals Common Stock into which such holder's shares of Rexahn Common Stock were converted pursuant to the Merger (the "New Certificates") that such holder is entitled to receive pursuant to Section 1.5(b)(i), which shall be delivered by Rexahn Pharmaceuticals in accordance with the instructions provided by such holder in the Letter of Transmittal executed by such holder.

              SECTION 1.8 Share Certificates Issued in Different Names. If the New Certificates to be delivered hereby are to be delivered in the name of a Person other than the Person in whose name the Old Certificate surrendered is registered, it shall be a condition of such delivery that the Old Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such delivery shall pay any transfer or other taxes required by reason of such delivery to a Person other than the registered holder of the Old Certificate, or that such Person shall establish to the satisfaction of the Company that such tax has been paid or

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

is not applicable. Except as provided in the preceding sentence, any duty, stamp or transfer tax required to effect the exchange of certificates as contemplated by Section 1.7 shall be borne by Rexahn Pharmaceuticals.

              SECTION 1.9 No Further Ownership Rights in Rexahn Common Stock. All consideration paid upon the conversion of Rexahn Common Stock and the surrender of Old Certificates in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Rexahn Common Stock theretofore represented by such Old Certificates. At the Effective Time, the stock transfer books of Rexahn shall be closed, and there shall be no further registration of transfers on the stock transfer books of the surviving corporation in the Merger of the shares of Rexahn Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates are presented to Rexahn Pharmaceuticals for any reason, they shall be canceled and exchanged as provided in this Agreement.

              SECTION 1.10 No Liability. Notwithstanding anything to the contrary contained herein, none of the Company, Merger Sub, CRS Delaware, Rexahn or Rexahn Pharmaceuticals shall be liable to any holder of an Old Certificate or any other person or entity in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE II
                    Representations and Warranties of Rexahn

              Rexahn represents and warrants to the Company as follows, except to the extent set forth on the corresponding sections of the schedule of exceptions attached hereto and made a part hereof (the "Rexahn Schedule of Exceptions"):

              SECTION 2.1 Organization; Standing and Power. Rexahn is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority required to own, lease and operate its properties and to carry on its business as currently being conducted. Copies of the Articles of Incorporation and By-laws, corporate minute books, stock certificate books and stock transfer books of Rexahn have heretofore been delivered to the Company and are true, correct and complete. Rexahn is not required to be qualified or licensed as a foreign corporation in any other jurisdiction to conduct its business as currently conducted.

              SECTION 2.2  Authorization.

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              (a) Rexahn has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval by the stockholders of Rexahn whose consent is required in accordance with the laws of the State of Maryland, to consummate the transactions contemplated by this Agreement.

              (b) Except for the consent and approval of the stockholders of Rexahn and the filing of the Articles of Merger and the Certificate of Merger, the execution, delivery and performance of the Agreement by Rexahn and the consummation by Rexahn of the transactions contemplated by the Agreement will not require on the part of Rexahn any permit, approval, order or authorization of, or filing or registration with, or allowance by, or consent of or notification to any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental agency or authority, domestic or foreign (a "Governmental Authority") or any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other entity (including a Governmental Authority) (a "Person").

              SECTION 2.3 Binding Agreement. This Agreement has been duly executed and delivered by Rexahn, and assuming the due execution and delivery of this Agreement by the Company, Merger Sub and CRS Delaware, constitutes the valid and binding obligation of Rexahn, enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership and other similar laws affecting the enforcement of creditors' rights in general and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

              SECTION 2.4 No Conflicts. The execution, delivery and performance of the Agreement by Rexahn and the consummation by Rexahn of the transactions contemplated by the Agreement will not, with or without the giving of notice or lapse of time, or both, violate, conflict with, result in a breach of, constitute a default under or accelerate the performance required by any of the terms, conditions or provisions of (i) the Articles of Incorporation or By-laws of Rexahn or (ii) except for such violations, conflicts, breaches, defaults or accelerations that, individually or in the aggregate, have a material adverse effect on the business of Rexahn, any contract, covenant, agreement or understanding, or any statute, rule, regulation, order, decree, ruling, judgment, arbitration award, law, ordinance or stipulation to which Rexahn is a party or to which it or any of its properties or assets is subject, or result in the creation of any liens, pledges, security interests, charges, equities, options, proxies, voting restrictions, rights of first refusal, encumbrances, restrictions (other than restrictions arising under applicable securities laws) and claims of every kind and character ("Encumbrances") on any of its properties or assets.

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

              SECTION 2.5 Broker's or Finder's Fees. No agent, broker, firm or other Person acting on behalf of Rexahn is, or will be, entitled to any investment banking, commission, broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement, except for NeXend.

              SECTION 2.6 Capitalization. The outstanding capitalization of Rexahn is set forth on Schedule A annexed hereto. There are issued and outstanding only the Issued Rexahn Shares, all of which are duly authorized and validly issued. No securities of Rexahn are entitled to preemptive or similar rights and no Person has any right of first refusal, right of participation, or any similar right to participate in the transactions contemplated hereby. Except as set forth on Schedule A, there are no outstanding options, warrants or other rights to acquire capital stock of Rexahn, and there are no options, warrants, calls, rights, commitments agreements, understandings or arrangements to which Rexahn is a party or by which Rexahn is or may become bound to issue additional shares of capital stock of Rexahn, or securities or rights convertible or exchangeable into shares of capital stock of Rexahn prior to the Effective Time.

              SECTION 2.7 Subsidiaries. Rexahn does not have any subsidiaries, nor does it own any direct or indirect interest in any other business entity.

              SECTION 2.8 Financial Statements. Rexahn has furnished the Company with a true and complete copy of (i) the audited balance sheets of Rexahn as of December 31, 2002 and 2003, and the related audited statements of income and statements of cash flow of Rexahn for the fiscal years ended December 31, 2002 and 2003 (the "Audited Financial Statements") and (ii) the unaudited balance sheets of Rexahn as of September 30, 2003 and 2004 and the related unaudited statements of income and statements of cash flow for Rexahn for the nine months ended September 30, 2003 and 2004 (the "Unaudited Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements"). The Financial Statements fairly present in all material respects the financial position, results of operations and other information purported to be shown thereon of Rexahn, at the dates and for the respective periods to which they apply, subject, in the case of the Unaudited Financial Statements, to normal, immaterial year-end audit adjustments. All such Audited Financial Statements have been audited by SF Partnership LLP and are accompanied by their audit report and were prepared in conformity with United States generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved, and have been adjusted for all normal and recurring accruals.

              SECTION 2.9 No Adverse Changes. There has not been any material adverse change in the financial condition of Rexahn from that set forth in the Financial

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Statements except for (i) transactions in the ordinary course of business since September 30, 2004 and (ii) transactions, including but not limited to the incurring of expenses and liabilities, relating to this Agreement.

              SECTION 2.10 Liabilities; Claims. There are no liabilities (including, but not limited to, tax liabilities) or claims against Rexahn (whether such liabilities or claims are contingent or absolute, direct or indirect, and matured or unmatured) not appearing in the Financial Statements, other than (i) liabilities incurred in the ordinary course of business since September 30, 2004, (ii) taxes accrued on earnings since September 30, 2004 which are not yet due or payable or (iii) other liabilities which do not exceed $100,000 in the aggregate.

              SECTION 2.11 Material Contracts. All written agreements, contracts, letters of intent, arrangements, understandings and commitments to which Rexahn is a party and which are material to Rexahn (collectively, "Rexahn Contracts") are in good standing, valid and effective in accordance with their respective terms, and neither Rexahn nor any other party to a Rexahn Contract has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, any such Rexahn Contract. Rexahn is not a party to or bound by any contract which would prohibit or materially delay the consummation of transactions contemplated by this Agreement.

              SECTION 2.12  Tax Matters.

              (a) All federal, state, county, local and foreign income, excise, property and other tax returns required to be filed by Rexahn have been timely filed and all such duly filed tax returns are true and correct in all material respects. All required taxes, fees or assessments have been paid or an adequate reserve therefor has been established (in accordance with GAAP) in the Financial Statements. The federal income tax returns and state and foreign income tax returns of Rexahn have not been audited by the Internal Revenue Service (the "IRS") or any other taxing authority and Rexahn has not received any notice of deficiency or assessment from any taxing authority with respect to liability for taxes which has not been fully paid or finally settled. Neither the IRS nor any state, local, foreign or other taxing authority has proposed in writing any additional taxes, interest or penalties with respect to Rexahn or any of its operations or businesses. There are no pending, or to the knowledge of Rexahn, threatened, tax claims or assessments, and there are no pending, or to the knowledge of Rexahn, threatened, tax examinations by any taxing authorities. Rexahn has not given any waivers of rights (which are currently in effect) under applicable statutes of limitations with respect to taxes of Rexahn for any taxable period. There are no liens for taxes upon the assets of Rexahn except for statutory liens for current taxes not yet due and payable or which may thereafter be paid without penalty or are being contested in good faith. Rexahn has not

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filed a request with the IRS for changes in accounting methods within the last three (3) years which change would affect the accounting for tax purposes, directly or indirectly, of its business.

              (b) Rexahn has not taken any action nor does it have any knowledge of any fact, agreement, plan or other circumstance, that is reasonably likely to prevent the Merger from qualifying as a tax free reorganization within the meaning of Section 368(a) of the Code.

              (c) Rexahn does not have any liability for taxes of any person as a result of being a member of an affiliated, consolidated, combined or unitary group under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law), nor is it bound by any obligation under any tax sharing agreement, tax indemnification agreement or similar contract or arrangement.

              SECTION 2.13 Legal Proceedings. There are no legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental investigations of any nature pending, or to Rexahn's knowledge, threatened, directly or indirectly involving Rexahn or its officers, directors, employees or affiliates, which would reasonably be expected to have a material adverse effect on the business of Rexahn or challenging the validity of the transactions contemplated by this Agreement. Rexahn is not a party to any order, judgment, injunction, rule or decree of any Governmental Authority or arbitrator which would reasonably be expected to have a material adverse effect on the business of Rexahn.

              SECTION 2.14 Insurance. Rexahn has maintained casualty and liability policies and other insurance policies with respect to its business which are appropriate and customary for businesses similar in size, industry and risk profile. All of the policies of insurance and bonds presently in force with respect to Rexahn, including without limitation those covering properties, buildings, machinery, equipment, worker's compensation, product liability, officers and directors and public liability, are outstanding and in full force and effect, with all premiums thereon duly paid, and Rexahn has not received any notice of cancellation of any such policies.

              SECTION 2.15  Intellectual Property.

              (a) Rexahn owns, or has validly licensed or otherwise has the right to use or exploit, as currently used or exploited, and as contemplated to be used and exploited in the future, all material proprietary technology, patents, trademarks, trade names, service marks and registered copyrights (and all pending applications or current registrations for any of the foregoing), and all licenses granted to Rexahn by third parties of patent rights, trademark rights, trade name rights and service mark rights, used by

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Rexahn in the conduct of its business (together with trade secrets and know how used in the conduct of its business, the "Rexahn Intellectual Property Rights"), free of any lien or any obligation to make any payment (whether of a royalty, license fee, compensation or otherwise). No claims are pending or, to the knowledge of Rexahn, threatened against Rexahn that Rexahn is infringing or otherwise violating the rights of any Person with regard to any Rexahn Intellectual Property Right or that any Rexahn Intellectual Property Right is invalid or unenforceable. To the knowledge of Rexahn, no Person is infringing the rights of Rexahn with respect to any Rexahn Intellectual Property Right nor has any Person threatened to do so. Neither Rexahn, nor, to the knowledge of Rexahn, any of its employees, agents or independent contractors, in connection with the performance of such Person's services with Rexahn, as the case may be, has used, appropriated or disclosed, directly or indirectly, any trade secret or other proprietary or confidential information of any other Person without the right to do so, or otherwise violated any confidential relationship with any other Person, other than such actions that have not had, or would not reasonably be expected to have, a material adverse effect on the business of Rexahn.

              (b) Except as set forth on Schedule 2.15:

                   (i) All former and current consultants or contractors of Rexahn have executed and delivered written instruments with Rexahn, that assign to Rexahn all rights to any inventions, improvements, discoveries or information developed by them for or on behalf of Rexahn. All employees of Rexahn who participated in the creation or contributed to the development of the Rexahn Intellectual Property Rights were employees of Rexahn at the time of rendering such services, such services were within the scope of their employment and such employees have validly assigned all rights to the Rexahn Intellectual Property Rights to Rexahn; and

                   (ii) Rexahn has taken all such security measures as it has determined are commercially reasonable and appropriate, including entering into appropriate confidentiality and nondisclosure agreements with all of their employees, consultants and contractors, and any other persons with access to the Rexahn Intellectual Property Rights, trade secrets or know how of Rexahn, to protect the secrecy, confidentiality and value of all such Rexahn Intellectual Property Rights, trade secrets or know how and there has not been any breach by Rexahn, nor, to the knowledge of Rexahn, any other party to any such related agreements, other than such that would not reasonably be expected to have a material adverse effect on the business of Rexahn.

              SECTION 2.16 Permits; Compliance with Laws. Rexahn has all governmental licenses, authorizations, permits, consents and approvals ("Permits")

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required to own, lease and operate its properties and to carry on its business as currently conducted. Rexahn: (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Rexahn under), nor has Rexahn received notice of a claim that it is in default under or that it is in violation of, any indenture, mortgage, deed of trust or other agreement, instrument or contract to which Rexahn is a party or by which it or any of its assets or properties are bound (whether or not such default or violation has been waived), (ii) is not in violation of any order of any court, arbitrator or Governmental Authority, (iii) is not and has not been in violation of any law, order, rule, regulation, writ, injunction, judgment or decree of any Governmental Authority having jurisdiction over Rexahn or any of its business or properties, including federal and state securities laws and regulations and (iv) is not in violation of any of its Permits, except where the failure to so comply did not have and would not reasonably be expected to have a material adverse effect on the business of Rexahn.

              SECTION 2.17  Related Party Contracts. Except as set forth on
Schedule 2.17, none of the officers, directors, or affiliates of Rexahn is presently a party to any transaction with Rexahn (other than for services as employees, officers and directors), including any loans, leases, agreements, arrangements or understandings outstanding between Rexahn and any of its officers, directors, or affiliates or any person related to or affiliated with any such officers or directors.

              SECTION 2.18 Benefit Plans. Except as set forth on Schedule 2.18, Rexahn does not have any pension, retirement, savings, profit sharing, stock-based, incentive compensation or other similar employee benefit plan.

              SECTION 2.19 Employee Matters. No employees of Rexahn are on strike or, to the best of Rexahn's knowledge, threatening any strike or work stoppage. Rexahn does not have any obligations under any collective bargaining or labor union agreements, nor is Rexahn involved in any material controversy with any of its employees or any organization representing any of its employees.

              SECTION 2.20 Trading With the Enemy Act; Patriot Act. No sale of Rexahn's securities nor Rexahn's use of the proceeds from such sale has violated the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, Rexahn (i) is not a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) and (ii) does not engage in any dealings or transactions, or is otherwise associated, with any such person. Rexahn is in compliance with the USA Patriot Act of 2001.

                                  ARTICLE III
               Representations and Warranties Regarding Merger Sub

              The Company and Merger Sub each jointly and severally represents and warrants to Rexahn as follows with respect to Merger Sub:

              SECTION 3.1 Organization; Capitalization. Merger Sub is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, authorized to issue only the Merger Sub Shares. On the Closing Date there will be 1,000 issued and outstanding Merger Sub Shares, all of which shall be fully paid and non-assessable and shall be owned solely by the Company. There are no issued or outstanding options or warrants to purchase Merger Sub Shares or any issued or outstanding securities of any nature convertible into Merger Sub Shares, or any agreements or understandings to issue any Merger Sub Shares, options or warrants.

              SECTION 3.2  Authorization.

              (a) Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.

              (b) Except for the filing of the Articles of Merger and the Certificate of Merger, the execution, delivery and performance of the Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated by the Agreement will not require on the part of Merger Sub any permit, approval, order or authorization of, or filing or registration with, or allowance by, or consent of or notification to any Person.

              SECTION 3.3 Binding Agreement. This Agreement has been duly executed and delivered by Merger Sub, and assuming the due execution and delivery of this Agreement by the Company, CRS Delaware and Rexahn, constitutes the valid and binding obligation of Merger Sub, enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership and other similar laws affecting the enforcement of creditors' rights in general and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

              SECTION 3.4 No Conflicts. The execution, delivery and performance of the Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated by the Agreement will not, with or without the giving of notice or lapse of time, or both, violate, conflict with, result in a breach of, constitute a default under or accelerate the performance required by any of the terms, conditions or provisions of (i) the Certificate of Incorporation or By-laws of Merger Sub or (ii) any statute, rule, regulation, order, decree, ruling, judgment, arbitration award, law, ordinance or stipulation to which Merger Sub or any of its properties or assets is subject, or result in the creation of any Encumbrances on any of its properties or assets.

              SECTION 3.5 Broker's or Finder's Fees. No agent, broker, firm or other Person acting on behalf of Merger Sub is, or will be, entitled to any investment banking, commission, broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

              SECTION 3.6 Capitalization. On the date hereof, the authorized capital stock of Merger Sub consists of 1,000 Merger Sub Shares.

              SECTION 3.7 No Business Activity; Financial Condition. Merger Sub has been organized solely for the purpose of consummating the Merger and, since its inception, has had no business activity of any nature other than those related to its organization or as contemplated by this Agreement. Merger Sub has no contracts or commitments to which it is a party, except for this Agreement and other documents and instruments contemplated hereby in connection with the Merger. Except for (i) the incurring of expenses of its organization, (ii) the issuance of the Merger Sub Shares to the Company, (iii) the incurring of expenses relating to this Agreement and the consummation of the transactions contemplated by this Agreement and (iv) the consummation of the Merger, Merger Sub has had no financial or other transactions of any nature whatsoever. As of the date hereof, Merger Sub has no subsidiaries.

                                   ARTICLE IV
              Representations and Warranties Regarding CRS Delaware

              The Company and CRS Delaware each jointly and severally represents and warrants to Rexahn as follows with respect to CRS Delaware:

              SECTION 4.1 Organization; Standing and Power. CRS Delaware is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority required to own, lease and operate its properties and to carry on its business as currently being conducted. CRS Delaware is not required to be qualified or licensed as a foreign corporation in any other jurisdiction to conduct its business as currently conducted.

              SECTION 4.2  Authorization.

              (a) CRS Delaware has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.

              (b) Except for the filing of the certificate of merger with respect to the Reincorporation, the execution, delivery and performance of the Agreement by CRS Delaware and the consummation by CRS Delaware of the transactions contemplated by the Agreement will not require on the part of CRS Delaware any permit, approval, order or authorization of, or filing or registration with, or allowance by, or consent of or notification to any Person.

              SECTION 4.3 Binding Agreement. This Agreement has been duly executed and delivered by CRS Delaware, and assuming the due execution and delivery of this Agreement by the Company, Merger Sub and Rexahn, constitutes the valid and binding obligation of CRS Delaware, enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership and other similar laws affecting the enforcement of creditors' rights in general and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

              SECTION 4.4 No Conflicts. The execution, delivery and performance of this Agreement by CRS Delaware and the consummation by CRS Delaware of the transactions contemplated by the Agreement will not, with or without the giving of notice or lapse of time, or both, violate, conflict with, result in a breach of, constitute a default under or accelerate the performance required by any of the terms, conditions or provisions of (i) the Certificate of Incorporation or By-laws of CRS Delaware or (ii) any statute, rule, regulation, order, decree, ruling, judgment, arbitration award, law, ordinance or stipulation to which CRS Delaware or any of its properties or assets is subject, or result in the creation of any Encumbrances on any of its properties or assets.

              SECTION 4.5 Broker's or Finder's Fees. No agent, broker, firm or other Person acting on behalf of CRS Delaware is, or will be, entitled to any investment banking, commission, broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

              SECTION 4.6  Capitalization.

              (a) As of the date of this Agreement, (i) there are 1,000 issued and outstanding shares of Rexahn Pharmaceuticals Common Stock, all of which are be fully paid and non-assessable and are owned solely by the Company and (ii) except for the Reincorporation Merger Agreement (as defined in Section 8.7 hereto), there are no issued or outstanding options or warrants to purchase shares of Rexahn Pharmaceuticals Common Stock or any issued or outstanding securities of any nature convertible into shares of Rexahn Pharmaceuticals Common Stock, or any agreements or understandings to issue any shares of Rexahn Pharmaceuticals Common Stock, options or warrants.

              (b) As of the Closing, (i) the authorized capital stock of CRS Delaware will consist of 500,000,000 shares of Rexahn Pharmaceuticals Common Stock, of which 2,897,800 shares of Rexahn Pharmaceuticals Common Stock will be issued and outstanding (after giving effect to the Reincorporation) and 100,000,000 shares of preferred stock of the CRS Delaware, par value $.0001 per share, of which no shares will be issued and outstanding, (ii) all of the issued and outstanding shares of capital stock of CRS Delaware will have been duly authorized and validly issued and will be fully paid and nonassessable, (iii) no securities of CRS Delaware will be entitled to preemptive or similar rights,
(iv) no Person will have any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated hereby, (v) there will be no outstanding options, warrants or other rights to acquire capital stock of CRS Delaware and (vi) except for this Agreement and the Reincorporation Merger Agreement, there will be no securities, options, warrants, calls, rights, commitments, agreements, understandings or arrangements to which CRS Delaware is a party or by which CRS Delaware is or may become bound to issue additional shares of capital stock of CRS Delaware, or securities or rights convertible or exchangeable into shares of capital stock of CRS Delaware.

              (c) As of the Closing, there will be no outstanding obligations, contingent or otherwise, of CRS Delaware to redeem, purchase or otherwise acquire any capital stock or other securities of CRS Delaware.

              (d) As of the Closing, there will be no stockholder agreements, voting trusts or other agreements or understandings to which CRS Delaware is a party or by which CRS Delaware is bound relating to the voting of any shares of the capital stock of CRS Delaware.

              SECTION 4.7 No Business Activity; Financial Condition. As of the date hereof, (i) CRS Delaware has been organized solely for the purpose of consummating the Reincorporation and, since its inception, has had no business activity of any nature other than those related to its organization or as contemplated by this

Agreement, (ii) CRS Delaware has no contracts or commitments to which it is a party, except for this Agreement and other documents and instruments contemplated hereby in connection with the Merger and Reincorporation, (iii) except for (A) the incurring of expenses of its organization, (B) the issuance of 1,000 shares of common stock, par value $.01 per share, of CRS Delaware to the Company, (C) the incurring of expenses relating to this Agreement and the consummation of the transactions contemplated by this Agreement and (D) the consummation of the Reincorporation and the Merger, CRS Delaware has had no financial or other transactions of any nature whatsoever and (iv) CRS Delaware has no subsidiaries.

                                   ARTICLE V
              Representations and Warranties Regarding the Company

              The Company hereby represents and warrants to Rexahn as follows, except to the extent set forth on the corresponding sections of the schedule of exceptions attached hereto and made a part hereof:

              SECTION 5.1 Organization; Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority required to own, lease and operate its properties and to carry on its business as currently being conducted. Copies of the Certificate of Incorporation and By-laws, corporate minute books, stock certificate books and stock transfer books of the Company that have heretofore been delivered to Rexahn are true, correct and complete. The Company is not required to be qualified or licensed as a foreign corporation in any other jurisdiction to conduct its business as currently conducted.

              SECTION 5.2  Authorization.

              (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval by the stockholders of the Company whose consent is required in accordance with the laws of the State of New York to consummate the Reincorporation and the transactions related thereto, and to consummate the transactions contemplated by this Agreement.

              (b) Except for the consent and approval of the stockholders of the Company to consummate the Reincorporation, which will include the conversion of each outstanding share of Company Common Stock into one one-hundredth (1/100) of a share of Rexahn Pharmaceuticals Common Stock (the "Reverse Stock Split"), the name change of the Company to "Rexahn Pharmaceuticals, Inc." (the "Name Change"), the authorization to issue 100,000,000 shares of preferred stock, par value $.0001 per share, of Rexahn Pharmaceuticals (the "Preferred Stock Authorization") and the filing of a certificate of merger to effect such Reincorporation, the execution, delivery and performance of the Agreement by the Company and the consummation by the Company of the transactions contemplated by the Agreement will not require on the part of the Company any permit, approval, order or authorization of, or filing or registration with, or allowance by, or consent of or notification to any Person.

              SECTION 5.3 Binding Agreement. This Agreement has been duly executed and delivered by the Company, and assuming the due execution and delivery of this Agreement by Rexahn, CRS Delaware and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership and other similar laws affecting the enforcement of creditors' rights in general and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

              SECTION 5.4 No Conflicts. The execution, delivery and performance of the Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not, with or without the giving of notice or lapse of time, or both, violate, conflict with, result in a breach of, constitute a default under or accelerate the performance required by any of the terms, conditions or provisions of (i) the Certificate of Incorporation or By-laws of the Company or (ii) except for such violations, conflicts, breaches, defaults or accelerations that, individually or in the aggregate, have a material adverse effect on the business of the Company, any contract, covenant, agreement or understanding, or any statute, rule, regulation, order, decree, ruling, judgment, arbitration award, law, ordinance or stipulation to which the Company is a party or to which it or any of its properties or assets is subject, or result in the creation of any Encumbrances on any of its properties or assets.

              SECTION 5.5 Broker's or Finder's Fees. No agent, broker, firm or other Person acting on behalf of the Company is, or will be, entitled to any investment banking, commission, broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

              SECTION 5.6  Capitalization.

              (a) The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock. As of the date hereof, 289,780,000 shares of

Common Stock are issued and outstanding. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws. No securities of the Company are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated hereby. There are no outstanding options, warrants or other rights to acquire capital stock of the Company and there are no securities, options, warrants, calls, rights, commitments, agreements, understandings or arrangements to which the Company is a party or by which the Company is or may become bound to issue additional shares of capital stock of the Company, or securities or rights convertible or exchangeable into shares of capital stock of the Company.

              (b) There are no outstanding obligations, contingent or otherwise, of the Company to redeem, purchase or otherwise acquire any capital stock or other securities of the Company.

              (c) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which the Company is bound relating to the voting of any shares of the capital stock of the Company.

              SECTION 5.7 Subsidiaries. Other than Merger Sub which the Company wholly owns, the Company does not have any subsidiaries, nor does it own any direct or indirect interest in any other business entity.

              SECTION 5.8 Investment Company/Investment Adviser. The business of the Company does not require it to be registered as an investment company, as such term is defined under the Investment Company Act of 1940, as amended, nor does it require the Company to be registered as an investment adviser, as such term is defined under the Investment Advisers Act of 1940, as amended, or under applicable New York State laws.

              SECTION 5.9  SEC Reports; Financial Statements.

              (a) The Company has filed all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to Section 13(a) or 15(d) thereof, since April 29, 2003 (the foregoing materials being collectively referred to herein as the "SEC Reports") on a timely basis. As of their respective dates (and as of the date of any amendment to the respective SEC Report), the

SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder. None of the SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements were prepared in accordance with GAAP consistently applied during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position, results of operations and other information purported to be shown thereon of the Company as of the dates and for the respective periods to which they apply, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

              (b) Since September 30, 2004, except as specifically disclosed in the SEC Reports:

                   (i) there has not been any material adverse change in the business, financial condition or results of operations of the Company, its liabilities, assets or any damage, loss or other change in circumstances materially affecting the Company, its business or assets or the Company's right to carry on its business;

                   (ii) the Company has not incurred, assumed, guaranteed or endorsed any liabilities (contingent or otherwise) or amended of any material term of any outstanding security;

                   (iii) there has been no sale, assignment, disposal, transfer, mortgage, pledge, encumbrance or lease of any asset or property of the Company;

                   (iv) there has been no change in accounting methods or practices or the identity of its auditors, nor any revaluation of any asset of the Company;

                   (v) there has been (x) no declaration or payment of a dividend, or any other declaration, payment or distribution of any type or nature to any stockholder of the Company in respect of its stock, whether in cash or property, and (y) no purchase or redemption of any share of the capital stock of the Company;

                   (vi) the Company has not issued any equity securities to any officer, director or affiliate of the Company;

                   (vii) the Company has not made any loan, advance or capital contributions to or investment in any Person;

                   (viii) the Company has not established, adopted or amended (except as required by applicable law) any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee of the Company;

                   (ix) the Company has not increased the compensation, bonus or other benefits payable or otherwise made available to any current or former director, officer or employee of the Company;

                   (x) the Company has not granted any severance or termination pay to any current or former director, officer or employee of the Company, or increased the benefits payable under any existing severance or termination pay policies or employment agreements or entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer or employee of the Company;

                   (xi) the Company has not made any tax election or any settlement or compromise of any tax liability, in either case that is material to the Company or entered into any transaction by the Company not in the ordinary course of business;

                   (xii) there has been no release, compromise, waiver or cancellation of any debt to or claim by the Company, or waiver of any right of the Company;

                   (xiii) there have been no capital expenditures by the Company;

                   (xiv) there has been no material damage or destruction to, or loss of, physical property (whether or not covered by insurance) of the Company;

                   (xv) there has been no guaranty by the Company of any indebtedness of any Person;

                   (xvi) the Company has not entered into any transaction or commitment made, or any contract or agreement entered into, relating to its business or any of its assets (including the acquisition or disposition of, or creation of a lien on, any assets) or any relinquishment by the Company of any contract or other right;

                   (xvii) the Company has not participated or engaged in any discussions or negotiations with any Person regarding, or entered into any transaction concerning, a merger, stock exchange or consolidation, other than with the other parties hereto, or liquidated or dissolved itself (or suffered any liquidation or dissolution) or conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of related transactions, all or a substantial part of its property, business, assets or capital stock or securities convertible into equity, or made any material change in its current method of conducting business;

                   (xviii) there has been no agreement or commitment by the Company to do any of the foregoing described in clauses (i) through (xviii); and

                   (xix) there has been no other event or condition of any character that has had, or could reasonably be expected to have, a material adverse effect on the properties, business, operations, financial condition, assets or prospects of the Company.

              SECTION 5.10 Assets; Liens. Except as set forth in the SEC Reports, since September 30, 2004, the Company has not acquired any assets, including, without limitation, goodwill, assets, real property, tangible personal property, intangible personal property, rights and benefits under contracts and cash. No Encumbrances exist on any of the Company's assets.

              SECTION 5.11 Liabilities; Claims. Except as set forth in (i) the SEC Reports and (ii) the amounts of accrued but unpaid salary due to Frank Ferraro ("Ferraro") under the Employment Agreement dated January 1, 2003 for the period from September 30, 2004 through December 31, 2004, which aggregate amount due to Ferraro is $122,500 as of December 31, 2004, there are no liabilities (including, but not limited to, tax liabilities) or claims against the Company (whether such liabilities or claims are contingent or absolute, direct or indirect, and matured or unmatured), and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or claim.

              SECTION 5.12 Material Contracts. Except as filed as exhibits to the SEC Reports, the Company has no "material contracts" (as defined in Item 601(b)(10) of Regulation S-B of the SEC) to which it is a party. The Company is not a party to or bound by any contract which would prohibit or materially delay the consummation of the transactions contemplated by this Agreement. All of the Company's "material contracts" are in good standing, valid and effective in accordance with their respective terms, and neither the Company nor any other party to a "material contract" of the Company has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, any such "material contract".

              SECTION 5.13  Tax Matters.

              (a) All federal, state, county, local and foreign income, excise, property and other tax returns required to be filed by the Company and its subsidiaries have been timely filed and all such duly filed tax returns are true and correct in all material respects. All required taxes, fees or assessments have been paid or an adequate reserve therefor has been established (in accordance with GAAP) in the financial statements of the Company included in the SEC Reports. The federal income tax returns and state and foreign income tax returns of the Company and its subsidiaries have not been audited by the IRS or any other taxing authority and the Company or its subsidiaries have not received any notice of deficiency or assessment from any taxing authority with respect to liability for taxes which has not been fully paid or finally settled. Neither the IRS nor any state, local, foreign or other taxing authority has proposed in writing any additional taxes, interest or penalties with respect to the Company or its subsidiaries or any of their operations or businesses. There are no pending, or to the knowledge of the Company, threatened, tax claims or assessments, and there are no pending, or to the knowledge of the Company, threatened, tax examinations by any taxing authorities. Neither the Company nor its subsidiaries have given any waivers of rights (which are currently in effect) under applicable statutes of limitations with respect to taxes of the Company or its subsidiaries for any taxable period. There are no liens for taxes upon the assets of the Company or its subsidiaries except for statutory liens for current taxes not yet due and payable or which may thereafter be paid without penalty or are being contested in good faith. The Company or its subsidiaries has not filed a request with the IRS for changes in accounting methods within the last three (3) years which change would affect the accounting for tax purposes, directly or indirectly, of its business.

              (b) The Company and its subsidiaries have not taken any action nor do they have any knowledge of any fact, agreement, plan or other circumstance, that is reasonably likely to prevent the Merger or the Reincorporation from qualifying as a tax free reorganization within the meaning of Section 368(a) of the Code.

              (c) The Company and its subsidiaries do not have any liability for taxes of any person as a result of being a member of an affiliated, consolidated, combined or unitary group under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law), nor is it bound by any obligation under any tax sharing agreement, tax indemnification agreement or similar contract or arrangement.

              SECTION 5.14 Internal Accounting Controls; Sarbanes-Oxley Act of 2002. The Company is in compliance with the requirements of the Sarbanes-Oxley Act of 2002 applicable to it as of the date of this Agreement. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosures controls and procedures to ensure that material information relating to the Company, is made known to the certifying officers by others within the Company, particularly during the period in which the Company's Form 10-KSB or 10-QSB, as the case may be, is being prepared. The Company's certifying officers have evaluated the effectiveness of the Company's controls and procedures as of the date of its most recently filed periodic report (such date, the "Evaluation Date"). The Company presented in its most recently filed periodic report the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company's internal control over financial reporting (as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) or in other factors that could significantly affect the Company's internal control over financial reporting. The Company's auditors, at all relevant times, have been duly registered in good standing with the Public Company Accounting Oversight Board.

              SECTION 5.15 Solvency; Indebtedness. Based on the financial condition of the Company as of the Closing Date: (i) the fair saleable value of the Company's assets exceeds the amount that will be required to be paid on or in respect of the Company's existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs taking into account the particular capital requirements of the business conducted by the Company and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature. The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one (1) year from the Closing Date. The SEC Reports set forth as of the dates thereof all outstanding secured and unsecured indebtedness of the Company, or for which the Company has commitments. The Company is not in default with respect to any indebtedness. At the Closing, there will be no outstanding liabilities, obligations or indebtedness of the Company whatsoever.

              SECTION 5.16 Legal Proceedings. There are no legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental investigations of any nature pending, or to the Company's knowledge threatened, directly or indirectly involving the Company or its officers, directors or affiliates, including, but not limited to any stockholder claims or derivative actions, or challenging the validity or propriety of the transactions contemplated by this Agreement. The Company is not subject to any order, judgment, injunction, rule or decree of any Governmental Authority or arbitrator.

              SECTION 5.17 Insurance. The Company has no casualty and liability policies and other insurance policies.

              SECTION 5.18 Intellectual Property. The Company has no patents, patent applications, trademarks, trademark registrations or applications therefor, service marks, service mark registrations or applications therefor, trade names, copyrights, copyright registrations or applications therefor or any other proprietary intellectual property and other rights relating to the foregoing. The Company has no knowledge of any infringements by the Company of any third party's intellectual property.

              SECTION 5.19 Permits; Compliance with Laws. The Company has all Permits required to own, lease and operate its properties and to carry on its business as currently conducted. The Company: (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, mortgage, deed of trust or other agreement, instrument or contract to which the Company is a party or by which it or any of its assets or properties are bound (whether or not such default or violation has been waived), (ii) is not in violation of any order of any court, arbitrator or governmental body, (iii) is not and has not been in violation of any law, order, rule, regulation, writ, injunction, judgment or decree of any Governmental Authority having jurisdiction over the Company or any of its business or properties, including federal and state securities laws and regulations and (iv) is not in violation of any of its Permits.

              SECTION 5.20 Related Party Contracts. Except as set forth in the SEC Reports, none of the officers, directors, or affiliates of the Company (including Ferraro) is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any loans, leases, agreements, arrangements or understandings outstanding between the Company and any of its officers, directors, or affiliates or any person related to or affiliated with any such officers or directors.

              SECTION 5.21 Employee Matters; Benefit Plans. Except for Ferraro, the Company has no employees and there are no labor disputes, grievances or requests for arbitration. Except for the Company's 2003 Omnibus Stock Option Plan, the Company has no pension, retirement, savings, profit sharing, stock-based, incentive compensation or other similar employee benefit plan.

              SECTION 5.22 Trading With the Enemy Act; Patriot Act. No sale of the Company's securities or the Company's use of the proceeds from such sale has violated the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, the Company (i) is not a person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) and (ii) does not engage in any dealings or transactions, or be otherwise associated, with any such person. The Company is in compliance with the USA Patriot Act of 2001.

              SECTION 5.23 No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers.

              SECTION 5.24 Environmental Matters. The Company has complied with all applicable environmental laws. There is no pending or threatened civil or criminal litigation, written notice of violation, formal administrative proceeding or investigation, inquiry or information request by any Governmental Authority or other entity relating to any environmental law involving the Company.

              SECTION 5.25 Listing on the OTCBB. The Company Common Stock has been approved for listing on the Over-The-Counter Bulletin Board (the "OTCBB") and the Company has and continues to satisfy all of the requirements of the OTCBB for such listing and for the trading of Company Common Stock thereunder.

              SECTION 5.26 Disclosure. The Company confirms that neither it nor any other Person acting on its behalf has provided Rexahn or its agents or counsel with any information that constitutes or might constitute material, nonpublic information concerning the Company. The Company understands and confirms that Rexahn will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to Rexahn regarding the Company, its business and the transactions contemplated hereby furnished by or on behalf of the Company with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading. The Company acknowledges and agrees that Rexahn has not made, nor is Rexahn making, any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth herein.

                                   ARTICLE VI
           Non-Survival of Representations, Warranties and Agreements

              SECTION 6.1 None of the representations, covenants and warranties contained in this Agreement (including, but not limited to, all statements contained in any certificate or other instrument delivered by or on behalf of the Company, Merger Sub, CRS Delaware or Rexahn pursuant hereto or in connection with the transactions contemplated hereby) shall survive the Effective Time, except for the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time.

                                  ARTICLE VII
      Conditions of Obligations of Merger Sub, CRS Delaware and the Company

              The obligation of Merger Sub, CRS Delaware and the Company to consummate the Merger and other transactions contemplated hereby is subject to the satisfaction or waiver of the following conditions prior to the Closing
Date:

              SECTION 7.1 Compliance with Representations, Warranties and Covenants. Each of the representations and warranties of Rexahn set forth in this Agreement should be true and correct as the date hereof and as the Closing Date as though made on and as of the Closing Date and Rexahn shall be in compliance with its covenants contained herein in all material respects, and Merger Sub and the Company each shall receive from Rexahn certificates to such effect from an officer of Rexahn as of the Closing Date.

              SECTION 7.2 No Material Adverse Change. Except as disclosed in this Agreement or in the Rexahn Schedule of Exceptions, no material adverse change in the aggregate shall have occurred in the financial condition, business, properties, assets, liabilities or results of operations of Rexahn since September 30, 2004.

              SECTION 7.3 Filings and Approvals. All applicable filings and regulatory approvals, as well as any other third party approvals, required to be made or obtained by Rexahn shall have been made or obtained.

              SECTION 7.4 Stockholder Approvals. This Agreement and the transactions contemplated hereby shall have been approved by appropriate action of the stockholders of Rexahn and resolutions to that effect shall have been delivered to the Company.

              SECTION 7.5 No Claims. No claim, suit, action or other proceeding shall be pending or threatened in writing before or by any court or Governmental Authority against Rexahn that could materially and adversely affect the ability of Rexahn to consummate the transactions contemplated by this Agreement.

              SECTION 7.6 No Injunctions, Restraints or Pending Governmental Actions; Illegality. No applicable laws shall have been adopted, promulgated or enforced by any Governmental Authority, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Authority of competent jurisdiction (an "Injunction") shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. No proceeding initiated by any Governmental Authority seeking, and which is reasonably likely to result in the granting of, an Injunction shall be pending.

                                  ARTICLE VIII
                       Conditions of Obligations of Rexahn

              The obligations of Rexahn to consummate the Merger are subject to the following conditions prior to the Closing Date:

              SECTION 8.1 Compliance with Representations, Warranties and Covenants. Each of the representations and warranties of Merger Sub, CRS Delaware and the Company set forth in this Agreement (other than those representations and warranties of CRS Delaware which are made as of a specified date herein) shall be true and correct as of the date hereof and as of Closing Date as though made on and as of the Closing Date and Merger Sub, CRS Delaware and the Company shall be in compliance with their respective covenants contained herein in all material respects, and Rexahn shall have received from each of Merger Sub, CRS Delaware and the Company a certificate to such effect from an officer of Merger Sub, CRS Delaware and the Company, as the case may be, as of the Closing Date.

              SECTION 8.2 No Material Transactions. Except as disclosed in this Agreement or pursuant to the Reincorporation, no material transactions shall have been entered into by Merger Sub, CRS Delaware or the Company, other than transactions in the ordinary course of business, since September 30, 2004, except as referred to in this Agreement or in connection herewith, with the prior written consent of Rexahn.

              SECTION 8.3 No Material Adverse Change. Except as disclosed in this Agreement or pursuant to the Reincorporation, no material adverse change shall have occurred in the financial condition, business, properties, assets, liabilities or results of operations of Merger Sub, CRS Delaware or the Company since September 30, 2004.

              SECTION 8.4 Filings and Approvals. All applicable filings and regulatory approvals, as well as any other third party approvals, required to be made or obtained by the Company, Merger Sub or CRS Delaware have been made or obtained, including but not limited to the filing with the SEC and mailing to its stockholders of a proxy statement under Regulation 14A of the Exchange Act with respect to a special meeting of the Company's stockholders to approve the Reincorporation and the transactions related thereto (including the Reverse Stock Split, the Name Change and the Preferred Stock Authorization) and a statement containing the information required by Rule 14f-1 under the Exchange Act and compliance with the applicable securities or "blue sky" laws and regulations of any state or other Governmental Authority.

              SECTION 8.5 Board Resignations. CRS Delaware shall have held a meeting, or obtained the unanimous written consent, of its Board of Directors at which meeting, or in which consent, all of its directors shall have resigned and the persons designated by Rexahn shall have been appointed as directors of the Company, to fill the vacancies created thereby, all subject to the consummation of the Merger and effective upon the expiration of the time period following the mailing of the statement required under Rule 14f-1 of the Exchange Act.

              SECTION 8.6 Auditor. The independent auditors for the Company shall have consented to their resignation as the independent auditor of the Company, effective at the Closing, and to the use by Rexahn following the Closing of all financial statements of the Company on which their audit opinion was issued in all filings to be made with the SEC in which such financial statements are required.

              SECTION 8.7 Reincorporation. Immediately prior to the Closing, the Company shall have consummated the Reincorporation as a tax free reorganization within the meaning of Section 368(a) of the Code, which will include the Reverse Stock Split, the Name Change and the Preferred Stock Authorization, pursuant to the terms and conditions set forth in the Agreement and Plan of Merger in the form attached hereto as Exhibit C (the "Reincorporation Merger Agreement").

              SECTION 8.8 Settlement Agreement. Prior to the Closing, the Company and Ferraro shall have executed a Settlement Agreement in the form attached hereto as Exhibit D (the "Settlement Agreement").

              SECTION 8.9 No Claims. No claim, suit, action or other proceeding shall be pending or threatened in writing before or by any court or Governmental Authority against the Company or Merger Sub that could materially and adversely affect the ability of the Company or Merger Sub to consummate the transaction contemplated by this Agreement.

              SECTION 8.10 No Injunctions, Restraints or Pending Governmental Actions; Illegality. No applicable laws shall have been adopted, promulgated or enforced by any Governmental Authority, and no Injunction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. No proceeding initiated by any Governmental Authority seeking, and which is reasonably likely to result in the granting of, an Injunction shall be pending.

                                   ARTICLE IX
                                 Other Covenants

              SECTION 9.1 Company Special Meeting of Stockholders. The Company shall hold a special meeting of stockholders to approve and adopt the Reincorporation Merger Agreement and the Reincorporation, which will include the Reverse Stock Split, the Name Change and the Preferred Stock Authorization.

              SECTION 9.2 Rexahn Special Meeting of Stockholders. Rexahn shall hold a special meeting of stockholders to approve and adopt this Agreement and the Merger.

              SECTION 9.3 Public Announcements. No press release or announcement concerning the Merger, this Agreement or the transactions related hereto will be issued by any party without the prior consent of the other parties, except as such release or announcement may be required by law, in which case the party required to make the release or announcement will, to the extent practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

              SECTION 9.4 Preparation of Proxy Statement and Information Statement. As promptly as practicable after the execution of this Agreement, the Company will prepare and file with the SEC and mail to its stockholders a proxy statement under Regulation 14A of the Exchange Act with respect to a special meeting of the Company's stockholders to approve the Reincorporation and the transactions related thereto (including the Reverse Stock Split, the Name Change and the Preferred Stock Authorization) and a notice that complies with Rule 14f-1 of the Exchange Act and will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement. The Company and Rexahn shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 9.4.

              SECTION 9.5 Tax Treatment. None of the Company, Merger Sub, CRS Delaware or Rexahn shall knowingly take any action that could reasonably be expected to disqualify the Merger or the Reincorporation as a "reorganization" within the meaning of Section 368(a) of the Code.

              SECTION 9.6 Further Instruments and Actions. Each party shall deliver such further instruments and take such further action as may be reasonably requested by any other party hereto in order to carry out the intent and purposes of this Agreement.

              SECTION 9.7 Settlement Agreement. Prior to the Closing, each of the Company and Ferraro shall have executed the Settlement Agreement.

              SECTION 9.8 Issuance of Stock. Following the Closing, the Company shall issue 500,000 shares of Rexahn Pharmaceuticals Common Stock to Ferraro pursuant to the Settlement Agreement.

              SECTION 9.9 Stockholders Agreements. Concurrently with the execution and delivery of this Agreement, each of Ferraro, Sung Kee Chung and Sung Sook Park shall execute and deliver a Stockholders Agreement, substantially in the form attached as Exhibit E hereto.

              SECTION 9.10 Company Actions Prior to Closing. Except as otherwise contemplated by this Agreement, from the date hereof through the Closing, the Company (or, following the Reincorporation, the CRS Delaware) shall not, other than in the ordinary course of business consistent with past practice, without the prior written consent of Rexahn:

                   (a) sell, lease, assign, transfer or otherwise dispose of any material assets;

                   (b) agree to assume or assume, guarantee, endorse or otherwise in any way be, or become responsible or liable for, directly or indirectly, any material contingent obligation;

                   (c) participate or engage in any discussions or negotiations with any Person regarding, or enter into any transaction concerning, a merger, stock exchange or consolidation, other than with the other parties hereto, or liquidate or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of related transactions, all or a substantial part of its property, business, assets or capital stock or securities convertible into equity, or make any material change in its present method of conducting business;

                   (d) except for the filing of a certificate of merger to effect the Reincorporation, make any amendment to its certificate of incorporation or bylaws;

                   (e) except for the Settlement Agreement, enter into or amend any employment agreements or increase the salary or bonus of any existing employee or with any person to become an officer of the Company;

                   (f) incur any liabilities (including, but not limited to. tax liabilities) or claims against the Company (whether such liabilities or claims are contingent or absolute, direct or indirect, and matured or unmatured);

                   (g) create, incur, assume or suffer to exist, any mortgage, pledge, lien, charge, security interest or encumbrance of any kind upon any of its property, assets, income or profits, whether now owned or hereafter acquired;

                   (h) declare or authorize any dividends or distributions on any shares of its capital stock;

                   (i) make any tax election, change any annual tax accounting period, amend any tax return, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a tax refund or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment; or

                   (j) make any commitment, agreement or understanding with respect to any of the foregoing.

              SECTION 9.11 Rexahn Actions Prior to Closing. Except as set forth on Schedule 9.11 or as otherwise contemplated by this Agreement, from the date hereof through the Closing, Rexahn shall not, other than in the ordinary course of business consistent with past practice, without the prior written consent of the Company:

                   (a) sell, lease, assign, transfer or otherwise dispose of any material assets;

                   (b) agree to assume or assume, guarantee, endorse or otherwise in any way be, or become responsible or liable for, directly or indirectly, any material contingent obligation;

                   (c) participate or engage in any discussions or negotiations with any Person regarding, or enter into any transaction concerning, a merger, stock exchange or consolidation, other than with the other parties hereto, or liquidate or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of related transactions, all or a substantial part of its property, business, assets or capital stock or securities convertible into equity, or make any material change in its present method of conducting business;

                   (d) make any amendment to its certificate of incorporation or bylaws;

                   (e) enter into or amend any employment agreements or increase the salary or bonus of any existing employee or with any person to become an officer of Rexahn;

                   (f) create, incur, assume or suffer to exist, any mortgage, pledge, lien, charge, security interest or encumbrance of any kind upon any of its property, assets, income or profits, whether now owned or hereafter acquired;

                   (g) declare or authorize any dividends or distributions on any shares of its capital stock;

                   (h) make any tax election, change any annual tax accounting period, amend any tax return, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a tax refund or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment; or

                   (i) make any commitment, agreement or understanding with respect to any of the foregoing.

                                   ARTICLE X
                           Termination or Abandonment

              SECTION 10.1 Termination or Abandonment. This Agreement may be terminated and the Merger may be abandoned by mutual agreement or by either the Company or Rexhan, acting by its Board of Directors, by written notice to the other parties hereto, at any time in the event of the failure of any condition in favor of such entity as to which the consummation of the Merger is subject. In the event of termination of this Agreement, the same shall become wholly void and of no effect, and there shall be no further liability or obligation hereunder on the part of any of the Constituent Corporations, their respective Boards of Directors or any other party to this Agreement.

                                   ARTICLE XI
                                  Miscellaneous

              SECTION 11.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing and either delivered personally, telecopied or sent by certified or registered mail, postage prepaid,

If to the Company:         Corporate Road Show.com Inc.
                           80 Orville Drive - Suite 100
                           Bohemia, NY  11716
                           Facsimile: (212) 826-9307
                           Frank@corporateroadshow.com

With a copy to:            Rubin, Bailin, Ortoli, Mayer & Baker LLP
                           405 Park Avenue
                           New York, NY  10022
                           Attention:  William S. Rosenstadt, Esq.
                           Facsimile: (212) 826-9307
                           wrosenstadt@rbolaw.com

If to Rexahn:              Rexahn, Corp
                           9620 Medical Center Drive
                           Rockville, MD 20850

                           Attn:  Ted T.H. Jeong
                           Facsimile: (240) 268-5310
                           Ted@Rexahn.com

With a copy to:            Chadbourne & Parke LLP
                           1200 New Hampshire Avenue, N.W.
                           Washington, DC  20036
                           Attn: Hwan Kim, Esq.
                           Facsimile: (202) 974-5602
                           HKim@Chadbourne.com

If to Merger Sub:          CR Merger Sub, Inc.
                           c/o Frank Ferraro
                           Corporate Road Show.com Inc.
                           80 Orville Drive - Suite 100
                           Bohemia, NY  11716
                           Facsimile: (212) 826-9307
                           Frank@corporateroadshow.com

With a copy to:            Rubin, Bailin, Ortoli, Mayer & Baker LLP
                           405 Park Avenue
                           New York, NY  10022
                           Attention:  William S. Rosenstadt, Esq.
                           Facsimile: (212) 826-9307
                           wrosenstadt@rbolaw.com

If to CRS Delaware:        CRS Delaware, Inc.
                           c/o Frank Ferraro
                           Corporate Road Show.com Inc.
                           80 Orville Drive - Suite 100
                           Bohemia, NY  11716
                           Facsimile: (212) 826-9307
                           Frank@corporateroadshow.com

With a copy to:            Rubin, Bailin, Ortoli, Mayer & Baker LLP
                           405 Park Avenue
                           New York, NY  10022
                           Attention:  William S. Rosenstadt, Esq.
                           Facsimile: (212) 826-9307
                           wrosenstadt@rbolaw.com
or such other address or fax number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date delivered personally or by overnight delivery service or telecopied or, if mailed, five (5) business days after the date of mailing.

              SECTION 11.2  Amendments; No Waivers.

              (a) Any provision of this Agreement with respect to transactions contemplated hereby may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Company and Rexahn; or in the case of a waiver, by the party against whom the waiver is to be effective.

              (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

              SECTION 11.3 Fees and Expenses. Except as otherwise provided in this Agreement, all costs and expenses incident to negotiation, preparation and performance of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, including, without limitation, fees, expenses and disbursements of their respective financial advisors, accountants and counsel.

              SECTION 11.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but any such transfer or assignment will not relieve the appropriate party of its obligations hereunder.

              SECTION 11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

              SECTION 11.6 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the City of New York, Borough of Manhattan, and each of the parties hereto consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.1 shall be deemed effective service of process on such party. Each party hereto (including its affiliates, agents, officers, directors and employees) irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

              SECTION 11.7 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto has received counterparts hereof signed by all of the other parties. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

              SECTION 11.8 Entire Agreement. This Agreement and the attached Exhibits and Schedules constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

              SECTION 11.9 Consent. Whenever consent is required to be given by any party to any other party hereunder in connection with any matter contemplated hereby, such consent shall not be unreasonably withheld, delayed or conditioned.

              SECTION 11.10 Captions. The captions are included for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement.

              SECTION 11.11 Joint Drafting. This Agreement shall be deemed to have been drafted jointly by the parties hereto, and no inference or interpretation against any party shall be made solely by virtue of such party allegedly having been the draftsperson of this Agreement.

              SECTION 11.12 Public Announcements. All parties hereto agree that any public announcement, press release or other public disclosure of the signing of this Agreement shall be made jointly and only after all parties hereto have reviewed and approved the language and timing of such disclosure.

              SECTION 11.13 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any parties. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

              SECTION 11.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the its terms and that the parties shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

                [REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

              IN WITNESS WHEREOF, the parties hereto have made and executed this Agreement as of the day and year first above written.


                                            CORPORATE ROAD SHOW.COM INC.

                                            By: /s/ Frank Ferraro
                                                ------------------------------
                                                Name:  Frank Ferraro
                                                Title: President


                                            CRS MERGER SUB, INC.

                                            By: /s/ Cheong Chah
                                                ------------------------------
                                                Name:  Cheong Chah
                                                Title: President


                                            CRS DELAWARE, INC.

                                            By: /s/ Cheong Chah
                                                ------------------------------
                                                Name:  Cheong Chah
                                                Title: President


                                            REXAHN, CORP

                                            By: /s/ Chang H. Ahn
                                                ------------------------------
                                                Name:  Chang H. Ahn
                                                Title: Chief Executive Officer

                                                                   SCHEDULE A

                        Rexahn Outstanding Capitalization


---------------------------------------------------  --------------------------
Authorized Shares of Common Stock:                           20,000,000

---------------------------------------------------  --------------------------
Authorized Shares of Preferred Stock:                        10,000,000

---------------------------------------------------  --------------------------
Outstanding Shares of Common Stock:                           7,628,166

---------------------------------------------------  --------------------------
Shares of Common Stock Issuable Upon                          1,195,000
Exercise of Outstanding Options/Warrants:                    ----------

---------------------------------------------------  --------------------------
Fully-Diluted Common Shares Outstanding:                      8,823,166
                                                              =========

---------------------------------------------------  --------------------------